Exhibit 99.1
REGENT COMMUNICATIONS RECEIVES
NASDAQ NOTIFICATION
Cincinnati, OH — August 15, 2008 — Regent Communications, Inc. (Nasdaq: RGCI) announced today that on August 11, 2008, it received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the 30 consecutive trading days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).
The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 9, 2009, to regain compliance with the minimum bid price requirement. Compliance will be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten consecutive trading days prior to February 9, 2009.
If the Company does not achieve compliance within the required period, the Nasdaq staff will provide written notification that the Company’s securities will be delisted. In that event and at that time, the Company may appeal the Nasdaq staff delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company can apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the bid price requirement, either during the first 180 day period or after February 9, 2009. If the Company’s application is approved, the Company will be afforded the remainder of a second 180 calendar day compliance period in order to regain compliance with the Minimum Bid Price Rule.
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Additionally, there can be no assurance that Nasdaq would approve an application for transfer of Regent’s common stock listing to The Nasdaq Capital Market and/or that Nasdaq would grant any appeal for continued listing, in the event that Regent would seek such relief. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Anthony Vasconcellos	Andres L. Ortega
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030